UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2005

SONIC SOLUTIONS

(Exact name of registrant as specified in its charter)

California	72870	93-0925818
(State or other jurisdiction of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Rowland Way, Suite 110 Novato, CA	94945
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 893-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2005, Sonic Solutions, a California corporation (the “Company”), announced the promotions of David Habiger from President and Chief Operating Officer (“COO”) to President and Chief Executive Officer (“CEO”), A. Clay Leighton from Senior Vice President of Worldwide Operations and Finance and Chief Financial Officer (“CFO”) to Executive Vice President and CFO, and Mark Ely from Senior Vice President of Strategy to Executive Vice President of Strategy. Mssrs. Habiger, Leighton and Ely serve as “at will” employees and currently have no employment agreements with the Company. Upon his promotion, Mr. Habiger’s annual base salary increased to $350,000. In addition, Mr. Habiger received an option grant exercisable for 400,000 shares of the Company’s common stock at an exercise price of $19.99 per share. In connection with his promotion, Mr. Leighton’s annual base salary increased to $300,000 and he received an option grant exercisable for 200,000 shares of the Company’s common stock at an exercise price of $19.99 per share. The options granted to Mr. Leighton and Mr. Habiger will vest monthly over 4 years, subject to acceleration of vesting upon a “change in control.” Neither Mr. Leighton nor Mr. Habiger receive any contingent cash compensation, though each may receive cash bonuses at the discretion of the Company’s Board of Directors. At the time of his promotion, the terms of Mr. Ely’s compensation arrangement were not changed, though the Company and Mr. Ely may agree to change them in the future. Under his current compensation arrangement, Mr. Ely receives an annual base salary of $175,000 and is eligible for a target bonus of $105,000 payable upon achievement of certain revenue and contribution targets as well as grants of incentive stock options from time to time. In addition, Messrs. Habiger, Leighton and Ely participate in the Company’s employee benefit plans applicable to all employees in accordance with their terms.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 26, 2005, David Habiger, 36, was promoted to President and CEO, A. Clay Leighton, 49, was promoted to Executive Vice President and CFO, and Mark Ely, 36, was promoted to Executive Vice President of Strategy.

Mr. Habiger joined the Company in 1993 as a regional sales manager. From 1993 until 2002 Mr. Habiger served in a number of sales and marketing management roles in the Company of increasing responsibility and importance. From 2000 until 2002, Mr. Habiger was Worldwide Vice President of Sales for the Company (which at that time had no business units or divisions). From 2002 until his appointment as President and COO in April 2005, Mr. Habiger was Senior Vice President and general manager (from 2002 to 2003) and then general manager (from 2003 to April 2005) of the Roxio Division (formerly known as the Desktop Products Group), where he played a key role in the development of the Company’s original equipment manufacturer and retail markets for consumer software. Mr. Habiger earned an M.B.A. from the University of Chicago and a B.B.A from St. Norbert College in DePere, WI.

Mr. Leighton joined the Company in February 1993 as Vice President of Finance. From January 1999 to September 26, 2005, Mr. Leighton served as the Company’s Senior Vice President of Worldwide Operations and Finance and Chief Financial Officer. Prior to joining the Company, from January 1990 to July 1992 he was Vice President, Finance and Chief Financial Officer for RESNA Industries Inc., an environmental services firm, and from August 1988 to December 1989 he was Vice President, Finance and Chief Financial Officer for Command Data Systems, a software company specializing in software for the public safety market. Mr. Leighton also has worked as strategy consultant for the Boston Consulting Group. Mr. Leighton earned an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College and a B.A. from Wesleyan University.

Mr. Ely joined the Company in 1992 as a Customer Service Representative. Over the years, Mr. Ely was promoted to Product Marketing Manager, Director of Marketing, General Manager Desktop Products and, in 2004, Senior Vice President of Strategic Planning. Mr. Ely and his team in the Strategy Group are instrumental in shaping the Company’s product and business strategy and play a key role in technology and IP licensing, business development and partner relations and mergers and acquisitions. Mr. Ely earned an M.B.A. from the UCLA Anderson School of Management and a B.A. from Middlebury College.

In connection with promotions identified above, Mr. Doris, co-founder, who had been the Company’s Chairman and Chief Executive Officer became the non-executive Chairman of the Board of Directors effective September 26, 2005. Also on September 26, 2005, Ms. Sauer, co-founder, who had been Senior Vice President of Business Development, became a non-executive member of the Board of Directors.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of Sonic Solutions dated September 26, 2005 announcing Executive changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONIC SOLUTIONS

By:	/s/ David C. Habiger
	Name:	David C. Habiger
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: September 30, 2005

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